Exhibit 99.1 1 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION In June 2014, PPL and Talen Energy Supply executed definitive agreements with the Riverstone Holders to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. On June 1, 2015, PPL completed the spinoff to PPL shareowners of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy Corporation. Immediately following the spinoff, HoldCo merged with a special purpose subsidiary of Talen Energy Corporation, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy Corporation and the sole owner of Talen Energy Supply. Substantially contemporaneous with the spinoff and merger, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply. Subsequent to the Combination, RJS Power was merged into Talen Energy Supply. Talen Energy has treated the Combination with RJS Power as an acquisition, with Talen Energy Supply considered the accounting acquirer of RJS Power, in accordance with business combination accounting guidance. On February 1, 2016, Talen Energy Corporation announced that Talen Generation, LLC, a wholly owned, indirect subsidiary of Talen Energy Corporation and a wholly owned subsidiary of Talen Energy Supply, completed the previously announced sale of Talen Ironwood Holdings, LLC, which through its subsidiaries owns and operates the Ironwood natural gas combined-cycle unit in Pennsylvania. The total purchase price, after estimated adjustments for net working capital, was $657 million, subject to customary post-closing adjustments. In January 2016, in connection with the transaction, approximately $41 million aggregate principal amount of debt associated with the plant was redeemed at a price of par plus a make-whole premium and accrued and unpaid interest thereon (such redemption, together with the sale of Talen Ironwood Holdings, LLC, the "Ironwood Disposition"). To satisfy the FERC Order in connection with the Talen Transactions, Talen Energy is required to divest between 1,300 and 1,400 MW of assets, of which the sale of Talen Ironwood Holdings, LLC is a component. The Unaudited Pro Forma Condensed Combined Financial Information below reflects the completed Ironwood Disposition separately from the combined pro forma adjustments for the acquisition of RJS Power and other mitigation dispositions required to satisfy the FERC Order. As of the completion of the Ironwood Disposition, Talen Ironwood Holdings, LLC meets the definition of a "significant subsidiary" under applicable rules of the SEC. The Unaudited Pro Forma Condensed Combined Financial Information (the "pro forma financial information") has been derived from the historical consolidated financial statements of Talen Energy and Talen Energy Supply and the historical consolidated and combined financial statements of RJS Power (collectively, the "historical financial statements"). Talen Energy Supply is considered the accounting predecessor of Talen Energy Corporation; therefore, the historical consolidated financial information prior to June 1, 2015 presented for Talen Energy includes only legacy Talen Energy Supply information. From June 1, 2015, upon completion of the spinoff and acquisition, Talen Energy’s historical consolidated financial information also includes RJS. As such, Talen Energy’s historical consolidated financial information presented for the nine month period ended September 30, 2015 represents nine months of legacy Talen Energy and Talen Energy Supply information consolidated with four months of RJS information from June 1, 2015, while the 2014 period represents only legacy Talen Energy Supply information. In addition, as the acquisition of RJS Power was completed on June 1, 2015, the Talen Energy and Talen Energy Supply historical consolidated financial information as of September 30, 2015 includes the preliminary purchase price allocation for the acquisition of RJS Power. The purchase price (total consideration) for the acquisition of RJS Power was deemed to be $902 million based on the fair value of the Talen Energy Corporation common stock issued for the acquisition using the June 1, 2015 closing "when-issued" market price. At September 30, 2015, the purchase price allocation was considered by Talen Energy’s management to be provisional and subject to change in subsequent periods. The purchase price allocation was completed at the end of 2015 with insignificant changes from the September 30, 2015 provisional purchase price allocation. In connection with the FERC approval of the Talen Transactions, PPL, Talen Energy and RJS Power agreed that within twelve months following the closing of the transaction, Talen Energy would enter into an agreement or agreements to divest between 1,300 and 1,400 MW of assets in one of two groups of assets (the first of which includes the Holtwood, Lake Wallenpaupack and C.P. Crane facilities, the second of which includes the Ironwood facility and both of which include the Sapphire facilities within PJM), and to limit PJM energy market offers from assets it would retain in the other group to cost-based offers. In September 2015, Talen Energy requested

2 that the FERC approve a third option for complying with the mitigation requirement that consists of Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane, but excludes the Sapphire facilities. FERC approved this third option in November 2015. The historical financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the spinoff, Combination and Ironwood Disposition; (ii) factually supportable; and (iii) with respect to the statements of income, expected to have a continuing impact on results. The pro forma information does not include the impact of the November 2015 transactions related to the acquisition of MACH Gen, LLC and the disposition of Talen Renewable Energy, LLC, none of which require adjustments under pro forma rules as the businesses do not meet the applicable significance thresholds. The Unaudited Pro Forma Condensed Combined Balance Sheet (the "pro forma balance sheet") as of September 30, 2015 gives effect to the disposal of the Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane generating facilities identified in the third mitigation package discussed above, as if they were completed on September 30, 2015 by adjusting the pro forma balance sheet to reflect certain related assets and liabilities for these facilities as divested for cash at the contracted sales price (subject to customary purchase price adjustments), as sale agreements have been executed with respect to the Holtwood, Lake Wallenpaupack and C.P. Crane facilities and the Ironwood Disposition is now complete. The Sapphire asset portfolio, which for accounting purposes was classified as held for sale and discontinued operations at September 30, 2015 because it was included in both of the then approved mitigation packages, has not been included in the pro forma divestitures as it is currently not considered probable that the Sapphire asset portfolio will be sold. Pro forma adjustments have been made to the 2015 information to reclassify the Sapphire assets and liabilities to held and used and the operating results to continuing operations from held for sale and discontinued operations. The Unaudited Pro Forma Condensed Combined Statements of Income (the "pro forma statements of income") for the nine months ended September 30, 2015 and for the year ended December 31, 2014 give effect to the spinoff of HoldCo, the Combination with RJS Power and the aforementioned disposals of the Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane generating facilities to satisfy the FERC Order, as if they were completed on January 1, 2014. See above for discussion of the exclusion of the Sapphire asset portfolio from the pro forma divestitures and pro forma inclusion in continuing operations. The pro forma statements of income: (a) adjust revenues and expenses for the aforementioned probable divestitures and the Ironwood Disposition; (b) adjust revenues and expenses for the return of the Sapphire operating results to continuing operations from discontinued operations; (c) adjust for incremental depreciation and amortization expense related to fair value adjustments to property, plant and equipment and identifiable intangible assets and liabilities from the RJS Power acquisition; (d) adjust for incremental interest expense for outstanding borrowings to reflect the terms of the Revolving Facility; (e) conform certain RJS Power accounting policies with those of Talen Energy Supply; and (f) reflect the issuance of Talen Energy Corporation common stock in connection with the spinoff and Combination. Throughout the periods covered by the pro forma financial information (up to and through May 31, 2015), Talen Energy Supply’s business was conducted and accounted for as part of PPL. As a result, the Talen Energy Supply historical financial information up to and through that date reflects significant allocations of costs and expenses. All of the allocations and estimates in the historical financial information are based on assumptions that management believes are reasonable. However, the Talen Energy Supply historical financial information does not necessarily represent the costs and expenses of Talen Energy Supply’s business had it been operated as a separate independent entity. The pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial information. The pro forma information has been presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of Talen Energy.

3 The following pro forma financial information should be read in conjunction with:  the accompanying notes to the pro forma financial information;  the unaudited condensed consolidated financial statements of Talen Energy as of and for the period ended September 30, 2015 and the audited consolidated financial statements of Talen Energy Supply as of and for the period ended December 31, 2014, which are included in Talen Energy's report on Form 10-Q filed with the SEC on November 9, 2015 and in Talen Energy Supply's report on Form 10- K filed with the SEC on February 23, 2015; and  the unaudited consolidated and combined condensed financial statements of RJS Power as of and for the period ended March 31, 2015 and the audited consolidated and combined financial statements of RJS Power as of and for the period ended December 31, 2014, which are included in Talen Energy Corporation's prospectus filed pursuant to Rule 424 (b)(3) filed with the SEC on November 3, 2015 (as supplemented).

Pro Forma Condensed Combined Balance Sheet
(Unaudited)
(Millions of dollars)

	September 30, 2015			
	Talen Energy	Pro Forma Adjustments for Ironwood Disposition (Note 2a)	Pro Forma Adjustments for Other Dispositions (Note 2a)	Pro Forma Combined Entity
Current Assets				
Cash and cash equivalents	$ 648	$ 613	$ 868	$ 2,129
Restricted cash and cash equivalents	67	(1)		66
Accounts receivable	297			297
Unbilled revenues	125			125
Fuel, materials and supplies	468		(9)	459
Prepayments	52			52
Price risk management assets	576			576
Assets of discontinued operations	266		(266)	
Other current assets	123			123
Total Current Assets	2,622	612	593	3,827
Investments				
Nuclear plant decommissioning trust funds	913			913
Other investments	25			25
Total Investments	938			938
Property, Plant and Equipment, net				
Property, plant and equipment	14,550	(585)	(237)	13,728
Less accumulated depreciation	6,479	(73)	(83)	6,323
Property, plant and equipment, net	8,071	(512)	(154)	7,405
Other Noncurrent Assets				
Other intangibles	309		(3)	306
Price risk management assets	226			226
Other noncurrent assets	88	(16)		72
Total Other Noncurrent Assets	623	(16)	(3)	604
Total Assets	$12,254	$ 84	$ 436	$ 12,774

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

4

5 Pro Forma Condensed Combined Balance Sheet (Unaudited) (Millions of dollars) September 30, 2015 Talen Energy Pro Forma Adjustments for Ironwood Disposition (Note 2a) Pro Forma Adjustments for Other Dispositions (Note 2a) Pro Forma Combined Entity Liabilities and Equity Current Liabilities Long-term debt due within one year ....................................... $ 654 $ (4) $ $ 650 Accounts payable .................................................................... 278 278 Taxes ...................................................................................... 13 73 190 276 Interest .................................................................................... 68 68 Price risk management liabilities ............................................ 506 506 Liabilities of discontinued operations ..................................... 5 (5) Counterparty Collateral .......................................................... 92 92 Other current liabilities ........................................................... 232 (10) (48) 174 Total Current Liabilities ...................................................... 1,848 59 137 2,044 Long-term Debt ........................................................................ 3,376 (42) 3,334 Deferred Credits and Other Noncurrent Liabilities Deferred income taxes ............................................................ 1,585 (10) 33 1,608 Price risk management liabilities ............................................ 178 178 Asset retirement obligations ................................................... 472 3 475 Other deferred credits and noncurrent liabilities ..................... 393 (17) 376 Total Deferred Credits and Other Noncurrent Liabilities ......................................................................... 2,628 (27) 36 2,637 Equity........................................................................................ 4,402 94 263 4,759 Total Liabilities and Equity .................................................... $ 12,254 $ 84 $ 436 $ 12,774 See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

Pro Forma Condensed Combined Statement of Income
(Unaudited)
(Millions of dollars)

	Nine Months Ended September 30, 2015					
		RJS Power				
	Talen Energy	3 Months Ended March 31, 2015	2 Months Ended May 31, 2015	Ironwood Disposition Pro Forma Adjustments (Note 2a)	Other Pro Forma Adjustments (Note 2)	Pro Forma Combined Entity
Operating Revenues						
Wholesale energy	$2,195	$ 231	$ 108	$ (160)	$ (38)(a)	$ 2,336
Retail energy	831					831
Energy-related businesses	404					404
Total Operating Revenues	3,430	231	108	(160)	(38)	3,571
Operating Expenses						
Operation						
Fuel	945	139	60	(76)	(4)(a)	1,064
Energy purchases	588					588
Operation and maintenance	759	59	49	(14)	(57)(a)(b)(c)(e)	796
Impairment	479				109(a)	588
Depreciation	259	23	16	(18)	10(a)(c)	290
Taxes, other than income	49	6	4		1(a)	60
Energy-related businesses	385					385
Total Operating Expenses	3,464	227	129	(108)	59	3,771
Operating Income (Loss)	(34)	4	(21)	(52)	(97)	(200)
Other Income (Expense)—net	11	1	3			15
Interest Expense	146	18	12	(2)	(14)(a)(f)	160
Income (Loss) from Continuing Operations Before Income Taxes	(169)	(13)	(30)	(50)	(83)	(345)
Income Taxes	49			(20)	(50)(a)(g)	(21)
Income (Loss) from Continuing Operations After Income Taxes	$ (218)	$ (13)	$ (30)	$ (30)	$ (33)	$ (324)
<u>**Talen Energy Corporation**</u>						
Pro Forma Earnings Per Share:						
Income (Loss) from Continuing Operations After Income Taxes Basic and Diluted (1)						$ (2.52)
Pro forma Weighted-Average Shares Outstanding (in thousands):						
Basic and Diluted (1)						128,499

(1) Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the nine months ended September 30, 2015 reflect the number of shares of common stock that were issued upon completion of the spinoff and Combination. Basic and diluted earnings per share were calculated by dividing Income (Loss) from Continuing Operations After Income Taxes by the pro forma weighted-average shares outstanding.

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

6

Pro Forma Condensed Combined Statement of Income
(Unaudited)
(Millions of dollars)

	Year Ended December 31, 2014				
	Talen Energy Supply	RJS Power	Ironwood Disposition Pro Forma Adjustments (Note 2a)	Other Pro Forma Adjustments (Note 2)	Pro Forma Combined Entity
Operating Revenues					
Wholesale energy	$ 1,892	$ 1,045	$ (290)	$ (139)(a)	$ 2,508
Retail energy	1,243				1,243
Energy-related businesses	601				601
Total Operating Revenues	3,736	1,045	(290)	(139)	4,352
Operating Expenses					
Operation					
Fuel	1,196	577	(173)	(27)(a)	1,573
Energy purchases	209		(1)		208
Operation and maintenance	1,007	305	(22)	(82)(a)(b)(c)	1,208
Depreciation	297	90	(24)	4(a)(c)	367
Taxes, other than income	57	21		(2)(a)	76
Energy-related businesses	573				573
Total Operating Expenses	3,339	993	(220)	(107)	4,005
Operating Income (Loss)	397	52	(70)	(32)	347
Other Income (Expense)-net	30	3			33
Interest Expense	124	110	(3)	2(a)(d)	233
Income (Loss) from Continuing Operations Before Income Taxes	303	(55)	(67)	(34)	147
Income Taxes	116		(27)	(36)(a)(g)	53
Income (Loss) from Continuing Operations After Income Taxes	$ 187	$ (55)	$ (40)	$ 2	$ 94
Talen Energy Corporation					
Pro Forma Earnings Per Share:					
Income (Loss) from Continuing Operations After Income Taxes Basic and Diluted (1)					$ 0.73
Pro forma Weighted-Average Shares Outstanding (in thousands):					
Basic and Diluted (1)					128,499

(1) Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the year ended December 31, 2014 reflect the number of shares of common stock that were issued upon completion of the spinoff and Combination. Basic and diluted earnings per share were calculated by dividing Income (Loss) from Continuing Operations After Income Taxes by the pro forma weighted-average shares outstanding.

See accompanying Unaudited Notes to Pro Forma Condensed Combined Financial Information.

7

8 Unaudited Notes to Pro Forma Condensed Combined Financial Information Note 1. Basis of Pro Forma Presentation On February 1, 2016, Talen Energy Corporation announced that Talen Generation, LLC, a wholly owned, indirect subsidiary of Talen Energy Corporation and a wholly owned subsidiary of Talen Energy Supply, completed the previously announced sale of Talen Ironwood Holdings, LLC, which through its subsidiaries owns and operates the Ironwood natural gas combined-cycle unit in Pennsylvania. The total purchase price, after estimated adjustments for net working capital, was $657 million, subject to customary post-closing adjustments. In January 2016, in connection with the transaction, approximately $41 million aggregate principal amount of debt associated with the plant was redeemed at a price of par plus a make-whole premium and accrued and unpaid interest thereon (such redemption, together with the sale of Talen Ironwood Holdings, LLC, the "Ironwood Disposition"). In addition, the Talen Transactions were completed in 2015 Talen Energy, subject to the FERC Order requiring Talen Energy to divest between 1,300 and 1,400 MW of assets, of which the sale of Talen Ironwood Holdings, LLC is a component. The Unaudited Pro Forma Condensed Combined Financial Information reflects the Ironwood Disposition separately from the combined pro forma adjustments for the acquisition and other mitigation dispositions required to satisfy the FERC Order. As of the completion of the Ironwood Disposition meets the requirements of a "significant subsidiary" under the SEC's significance rules The pro forma financial information has been derived from the historical consolidated financial statements of Talen Energy and Talen Energy Supply and the historical consolidated and combined financial statements of RJS Power. Talen Energy Supply is considered the accounting predecessor of Talen Energy Corporation; therefore, the historical consolidated financial information prior to June 1, 2015 presented for Talen Energy includes only legacy Talen Energy Supply information. From June 1, 2015, upon completion of the spinoff and acquisition, Talen Energy’s historical consolidated financial information also includes RJS. As such, Talen Energy’s historical consolidated financial information presented for the nine month period ended September 30, 2015 represents nine months of legacy Talen Energy and Talen Energy Supply information consolidated with four months of RJS information from June 1, 2015, while the 2014 period represents only legacy Talen Energy Supply information. In addition, as the acquisition of RJS Power was completed on June 1, 2015, the Talen Energy financial information as of September 30, 2015 includes the preliminary purchase price allocation for the acquisition. The purchase price (total consideration) for the acquisition of RJS Power was deemed to be $902 million based on the fair value of the Talen Energy Corporation common stock issued for the acquisition using the June 1, 2015 closing "when-issued" market price. At September 30, 2015, the purchase price allocation was considered by Talen Energy’s management to be provisional and subject to change in subsequent periods. The purchase price allocation was completed at the end of 2015 with insignificant changes from the September 30, 2015 provisional purchase price allocation. In connection with the FERC approval of the combination of Talen Energy Supply with RJS Power, PPL, Talen Energy Supply and RJS Power agreed that within twelve months following the closing of the transaction, Talen Energy will enter into an agreement to divest between 1,300 and 1,400 MW of assets in one of two groups of assets (the first of which includes the Holtwood, Lake Wallenpaupack and C.P. Crane facilities, the second of which includes the Ironwood facility and both of which include the Sapphire facilities within PJM), and to limit PJM energy market offers from assets it would retain in the other group to cost-based offers. In September 2015, Talen Energy requested that the FERC approve a third option for complying with the mitigation requirement that consists of Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane, but excludes the Sapphire facilities. FERC approved this third option in November 2015. The historical financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the spinoff and Combination with RJS Power; (ii) factually supportable; and (iii) with respect to the statements of income, expected to have a continuing impact on results. The pro forma information also does not include the impact of the November 2015 transactions related to the acquisition of MACH Gen, LLC and the disposition of Talen Renewable Energy, LLC, none of which require adjustments under pro forma rules as the businesses do not meet the applicable significance thresholds. The pro forma balance sheet as of September 30, 2015 gives effect to the disposals of the Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane generating facilities identified in the third mitigation package discussed above, as if they were completed on September 30, 2015 by adjusting the pro forma balance sheet to reflect certain related assets and liabilities for these facilities as divested for cash at the contracted sales price

9 (subject to customary purchase price adjustments), as sale agreements have been executed with respect to the Holtwood, Lake Wallenpaupack and C.P. Crane facilities and the Ironwood Disposition is now complete. The Sapphire asset portfolio, which for accounting purposes was classified as held for sale and discontinued operations at September 30, 2015 because it was included in both of the then available mitigation packages, has not been included in the pro forma divestitures as it is currently not considered probable that the Sapphire asset portfolio will be sold. Pro forma adjustments have been made to the 2015 information to reclassify the Sapphire assets and liabilities to held and used and the operating results to continuing operations from held for sale and discontinued operations. The pro forma statements of income for the nine months ended September 30, 2015 and for the year ended December 31, 2014 give effect to the spinoff of HoldCo, the Combination with RJS Power and the aforementioned disposals of the Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane generating facilities to satisfy the FERC Order as if they were completed on January 1, 2014. See above for discussion of the pro forma adjustments related to reclassifying the Sapphire asset portfolio to continuing operations. The pro forma statements of income: (a) adjust revenues and expenses for the aforementioned probable divestitures and the Ironwood Dispostion; (b) adjust revenues and expenses for the reclassification of the Sapphire operating results to continuing operations from discontinued operations; (c) adjust for incremental depreciation and amortization expense related to fair value adjustments to property, plant and equipment and identifiable intangible assets and liabilities for the RJS Power acquisition; (d) adjust for incremental interest expense for outstanding borrowings to reflect the terms of the Revolving Facility; and (e) conform certain RJS Power accounting policies with those of Talen Energy Supply (at the time of the spinoff and Combination with RJS Power, Talen Energy adopted the accounting policies of Talen Energy Supply); and (f) reflects the issuance of Talen Energy Corporation common stock in connection with the spinoff and Combination. The result of these adjustments, as well as other adjustments, is presented in Note 2. The pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination. Other items that are not included in the pro forma financial information are presented in Note 3. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial information. Certain items normally included in the statement of income have been excluded from the pro forma statements of income. Note 2. Pro Forma Adjustments (a) The pro forma statements of income include adjustments to revenues and expenses for the disposal of the Ironwood, Holtwood, Lake Wallenpaupack and C.P. Crane generating facilities identified in the third mitigation package to satisfy the FERC Order, while the pro forma balance sheet reflects certain related assets and liabilities for these facilities as divested for cash at the contracted sales price (subject to customary purchase price adjustments), as the Holtwood, Lake Wallenpaupack and C.P. Crane facilities are under executed sale agreements and the Ironwood Disposition has been completed. Additionally, the Sapphire asset portfolio, which for accounting purposes was classified as held for sale and discontinued operations at September 30, 2015 because it was included in both of the then available mitigation packages, has not been included in the pro forma divestitures as it is currently not considered probable that the Sapphire asset portfolio will be sold. Pro forma adjustments have been made to the 2015 information to reclassify the Sapphire assets and liabilities to held and used and the operating results to continuing operations from held for sale and discontinued operations. These adjustments are based on certain assumptions related to: (1) completing the divestitures under the indicated executed sales agreements, which are subject to customary closing conditions; (2) not selling the Sapphire asset portfolio; and (3) the preliminary fair value of such assets and liabilities of RJS Power. Final adjustments will be based on which generation facilities are actually divested, the related contractual terms and sales price for generation facilities and timing of the divestitures. Therefore, actual results could be materially different from the pro forma adjustments below. The adjustments for the Ironwood Disposition are separately reflected on the Balance Sheet and the Statements of Income. All other aforementioned adjustments are as follows:

10 Debit (Credit) September 30, 2015 Balance Sheet: Cash ........................................................................................................................... $ 868 Assets of discontinued operations .............................................................................. (266) Current assets, other than cash and assets of discontinued operations ....................... (9) Property, plant and equipment, net ............................................................................ (154) Other noncurrent assets .............................................................................................. (3) Liabilities of discontinued operations ........................................................................ 5 Current liabilities, other than liabilities of discontinued operations........................... (142) Deferred income taxes ............................................................................................... (33) Other deferred credits and noncurrent liabilities ........................................................ (3) Equity ......................................................................................................................... (263) Debit (Credit) September 30, 2015 December 31, 2014 Statement of Income: Operating Revenues ...................................................................... 38 $ 139 Operating Expenses, other than impairments ................................ (27) (92) Impairments .................................................................................. 109 Interest Expense ............................................................................ (2) (3) Income Taxes ................................................................................ (46) (18) The taxes payable related to the mitigation divestures, other than the Ironwood facility, are included in "Current liabilities" above. (b) The pro forma statements of income include adjustments to conform RJS Power’s accounting policy with that of Talen Energy Supply for the capitalization of overhauls. Debit (Credit) Statements of Income: Other operation and maintenance for the nine months ended September 30, 2015 .................................................................................................................... $ (1) Other operation and maintenance for the year ended December 31, 2014 ............. (33) (c) The nine months ended September 30, 2015 pro forma statement of income reflects a $24 million increase in depreciation as a result of changes in the value of property, plant and equipment, a $5 million decrease in amortization expense as a result of changes in the value of intangible assets and a $1 million decrease to depreciation to reclassify ARO accretion to other operation and maintenance (consistent with Talen Energy’s presentation). The year ended December 31, 2014 pro forma statement of income reflects a $25 million increase in depreciation as a result of changes in the value of property, plant and equipment, a $7 million decrease in amortization expense as a result of changes in the value of intangible assets and a $1 million decrease in depreciation to reclassify ARO accretion to other operation and maintenance (consistent with Talen Energy's presentation). (d) The year ended December 31, 2014 pro forma statement of income reflects an increase in interest expense of $5 million, primarily driven by higher short-term borrowing costs under the terms of the Revolving Facility, compared to historical interest expense related to outstanding commercial paper and letters of credit outstanding on Talen Energy Supply’s and RJS Power’s existing $3.0 billion and $150 million credit facilities, respectively.

Interest expense was calculated based upon terms of the Revolving Facility for the historical outstanding borrowings and letters of credit using an estimated rate of 2.43%..

(e) The nine months ended September 30, 2015 pro forma statement of income reflects a $41 million decrease to "Other operation and maintenance" to exclude $6 million of transaction related costs incurred by Talen Energy, $25 million of accelerated stock-compensation costs, and $10 million of restructuring costs incurred by Talen Energy for spinoff related expenses.

(f) The nine months ended September 30, 2015 pro forma statement of income reflects a $12 million decrease to "Interest Expense" to exclude fees from the existing $3.0 billion credit facility that were written off when the facility was terminated in connection with the spinoff.

(g) The September 30, 2015 and December 31, 2014 pro forma statements of income reflect the income tax effects of (1) the pro forma adjustments in (b) through (f) above and (2) the Income (Loss) from Continuing Operations before Income Taxes of RJS Power through May 31, 2015 which were calculated at a blended statutory income tax rate of 40.00%. The legal entities included in RJS Power's historical consolidated and combined financial statements were primarily limited liability companies or partnerships and previously elected to be treated as disregarded entities for federal tax purposes. As such, no provision for federal or state corporate income taxes was made in RJS Power's historical consolidated and combined financial statements.

Note 3. Items Excluded from the Unaudited Pro Forma Financial Information and Unusual Items

The unaudited pro forma financial information does not reflect:

(a) the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the spinoff and Combination with RJS Power.

(b) although Talen Energy expects to employ a growth strategy and proceeds from the anticipated FERC Order mitigation divestitures may be used for future acquisitions, for the purposes of the pro forma information, the proceeds from divestitures included have not been assumed to be invested in similar business operations and accordingly are reflected in cash on the pro forma balance sheet. In February 2016, Talen Energy used the majority of the proceeds from the completion of the sale of Talen Ironwood Holdings, LLC to repay its then outstanding short-term debt. This use of proceeds has not been reflected in the pro forma adjustments.

(c) adjustments for the acquisition of MACH Gen, LLC or the disposition of Talen Renewable Energy, LLC, which are not required under pro forma rules as the businesses do not meet the applicable significance thresholds.

The unaudited pro forma financial information includes the following unusual items:

(a) "Other operation and maintenance" on Talen Energy's 2015 and Talen Energy Supply's 2014 Statement of Income for the nine months ended September 30, 2015 and the year ended December 31, 2014 includes:

	Nine Months ended September 30, 2015		Year ended December 31, 2014	
	Pre-tax	**After-tax**	**Pre-tax**	**After-tax**
Separation benefits (1)	$ 2	$ 1	$ 33	$ 20
TSA costs (2)	19	11		
Corette closure costs (3)	4	2		
Other(4)	12	7		

(1) Associated with separation benefits related to a bargaining unit voluntary program and the spinoff transaction.
(2) Transition service agreement costs with PPL and Riverstone.
(3) Operations were suspended and the Corette plant was retired in March 2015.
(4) Related to an asset write-off.

11

12 (b) "Retail energy" on Talen Energy’s Statement of Income for the nine months ended September 30, 2015 includes a decrease to revenues of $7 million ($4 million after-tax) for amounts inadvertently recorded as revenue in prior periods. Prior to this date, Talen Energy billed and collected amounts from a third party that had a transmission operating agreement with Talen Energy’s former affiliate, PPL Electric. Such amounts should have been recognized as an affiliate payable, but were inadvertently recorded as revenue. The $4 million after- tax ($0.03 per share for Talen Energy Corporation) impact of correcting this overstatement of "Retail energy" revenues decreased "Income (Loss) from Continuing Operations after Income Taxes" and "Net Income-(Loss)" during the nine months ended September 30, 2015.The impact of the overstatement was not material to the previously-issued financial statements and the correction is not expected to be material to the full year results for 2015. (c) "Income (Loss) from Continuing Operations" on Talen Energy’s Statement of Income for the nine months ended September 30, 2015 includes goodwill and other long-lived asset impairments recorded in the third quarter of 2015. Talen Energy performed an interim goodwill impairment assessment as of June 1, 2015, the spinoff and acquisition date. The East reporting unit, which is equivalent to the East segment, failed step one as of June 1, 2015. While the step two analysis was not complete by the filing of the second quarter Form 10-Q, management estimated that no goodwill impairment charge was required to be recorded in the second quarter. Management has assessed the impact of the significant decline in Talen Energy Corporation’s stock price throughout the third quarter of 2015, which indicates a significant change in the financial markets’ view of the value of Talen Energy’s business and/or the industry in which it operates and potential risk associated with an investment in Talen Energy Corporation’s common stock and is considered an indicator of goodwill impairment in the third quarter. Additionally, in the third quarter of 2015, management updated its fundamental pricing models in conjunction with market information gained as a result of the 2018/2019 planning year PJM capacity auction completed in August 2015. The resulting changes in forecasted cash flows and related fair value measurements indicated an impairment of certain other long-lived assets. As a result of the third quarter analyses and these updates, Talen Energy recorded impairment charges in connection with the preparation of Talen Energy’s financial statements for the third quarter of 2015. A pre-tax goodwill impairment charge of $466 million ($449 million after-tax) was recorded, which represents all of the goodwill recorded on Talen Energy’s balance sheet. In addition, a pre-tax impairment charge of $122 million ($73 million after-tax) was recorded, primarily attributable to the Sapphire portfolio, which was included in discontinued operations for the nine months ended September 30, 2015 with a pro forma adjustment to include the Sapphire impairment in continuing operations. See Note 2(a) above. (d) "Wholesale Energy" Revenues on Talen Energy’s Statement of Income for the nine months ended September 30, 2015 includes gains of $13 million ($8 million after-tax) related to certain derivative contracts that were early-terminated due to the spinoff transaction. (e) "Energy-related businesses" on Talen Energy Supply’s Statement of Income for the year ended December 31, 2014 includes an increase to revenues of $17 million ($10 million after-tax) to correct an error related to prior periods and the timing of revenue recognition for a mechanical contracting and engineering subsidiary. The $10 million after-tax impact of correcting this error increased "Income (Loss) from Continuing Operations after Income Taxes" and "Net Income (Loss)" in 2014. The impact of this error is not material to the previously issued financial statements or to the full results of 2014. (f) "Interest expense" on RJS Power’s Statement of Income for the year ended December 31, 2014 includes losses on extinguishment of debt of $36 million ($21 million after-tax). (g) "Fuel" on Talen Energy’s Statement of Income for the nine months ended September 30, 2015 includes an increase of $41 million ($25 million after-tax) for charges incurred to reduce contracted coal deliveries. Talen Energy enters into long-term purchase contracts to supply the coal requirements for its coal-fired generating facilities. These contracts include commitments to purchase coal through 2019. As a result of low market prices and demand for electricity and natural gas, coal utilization has decreased. To mitigate the risk of oversupply, Talen Energy incurred these pre-tax charges to reduce its contracted coal deliveries in 2015 through 2018.

13 Glossary "Combination" means the contribution by the Riverstone Holders of RJS Power to Talen Energy in exchange for shares of Talen Energy Corporation common stock. "Credit Agreement" means the credit agreement with Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Bank of Tokyo-Mitsubishi UFJ Ltd. and RBC Capital Markets, as joint lead arrangers and joint bookrunners, and the other agents and lenders from time to time party thereto, and Talen Energy Supply, as borrower, dated as of June 1, 2015, which provides for a revolving loan facility consisting of a $1.85 billion revolving loan facility maturing in five years from the date thereof. "FERC" means the U.S. Federal Energy Regulatory Commission. "FERC Order" means the order of the FERC dated December 18, 2014 approving the Talen Transactions pursuant to Section 203 of the Federal Power Act, as amended on November 30, 2015. "HoldCo" means Talen Energy Holdings, Inc., a Delaware corporation, which was formed for the purposes of the spinoff transaction. HoldCo is a wholly owned direct subsidiary of Talen Energy and is the sole member of Talen Energy Supply. "PJM" means PJM Interconnection, L.L.C., operator of the electricity transmission network and electricity market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. "PPL" means PPL Corporation, the former indirect parent holding company of all Talen Energy companies except for RJS’ subsidiaries. "PPL Electric" means PPL Electric Utilities Corporation, a Pennsylvania corporation and a public utility subsidiary of PPL and former affiliate of Talen Energy engaged in the regulated transmission and distribution of electricity in its Pennsylvania service area and that provides electricity supply to its retail customers in this area. "Raven" means Raven Power Generation Holdings LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns generating operations in Maryland; provided that, when used in the audited consolidated and combined financial statements of RJS Power and the unaudited consolidated and combined condensed financial statements of RJS Power, “Raven” means Raven Power Holdings LLC. "Revolving Facility" means the revolving loan facility under the Credit Agreement. "Riverstone Holders" means Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC, affiliates of Riverstone that formerly owned RJS Power and contributed RJS Power to Talen Energy on June 1, 2015 in exchange for 35% of Talen Energy’s common stock. "RJS" means Raven, Jade and Sapphire, collectively. "RJS Power" means RJS Generation Holdings LLC, a Delaware limited liability company and former parent of RJS that was contributed by the Riverstone Holders to Talen Energy on June 1, 2015 in exchange for 35% of Talen Energy’s common stock. Following the Combination, RJS Power was merged into Talen Energy Supply. "Sapphire" means Sapphire Power Generation Holdings LLC, a Delaware limited liability company and a subsidiary of Talen Energy Supply that owns generating operations in Massachusetts, New Jersey and Pennsylvania; provided that, when used in the audited consolidated and combined financial statements of RJS Power and the unaudited consolidated and combined condensed financial statements of RJS Power, "Sapphire" means Sapphire Power Holdings LLC. "SEC" means the United States Securities and Exchange Commission.

14 "Talen Energy" means Talen Energy Corporation and Talen Energy Supply, LLC, collectively. "Talen Energy Supply" means Talen Energy Supply, LLC, formerly PPL Energy Supply, LLC, a Delaware limited liability company and an indirect subsidiary of Talen Energy and the parent company of Talen Generation, Talen Energy Marketing, RJS and other subsidiaries. "Talen Transactions" means the June 1, 2015 transaction whereby (i) PPL completed the spinoff (the "Distribution") to PPL stockholders of a newly formed entity, HoldCo, which at such time owned all of the membership interests of Talen Energy Supply and all of the common stock of Talen Energy; (ii) immediately following the Distribution, HoldCo merged with a special purpose subsidiary of Talen Energy, with HoldCo continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of Talen Energy Supply (the "Merger"); (iii) substantially contemporaneous with the Distribution and Merger, RJS Power was contributed by the Riverstone Holders to become a subsidiary of Talen Energy Supply to form Talen Energy Corporation, an independent, publicly traded company listed on the New York Stock Exchange; and (iv) subsequent to the Combination, RJS Power was merged into Talen Energy Supply. "Transition Services Agreement" or "TSA" means as applicable, the Transition Services Agreement, dated June 1, 2015, by and between PPL and Talen Energy Supply and the Transition Services Agreement, dated May 4, 2015, by and between Talen Energy Supply and Topaz Power Management, LP.